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                                                                    Exhibit 99.1

                      [Solectron Press Release Letterhead]

            Solectron Announces Successful Remarketing of Debentures
                        Underlying Equity Security Units


For Immediate Release: Aug. 16, 2004

MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR) announced today the successful remarketing of approximately $64.3 million aggregate principal amount of its 7.25 percent subordinated debentures due 2006. As a result of the remarketing, the annual interest rate on the debentures was reset to 7.97 percent, effective Aug. 15, 2004. The bonds were sold to investors at a price of
101.98 percent of the principal amount, resulting in a yield to investors of
7.007 percent. The debentures no longer form part of the Adjustable Conversion-Rate Equity Security Units (NYSE: SLR PrS). The remarketing was conducted pursuant to the terms of the Equity Security Units and is scheduled to close Aug. 19, 2004. Banc of America Securities LLC is the remarketing agent for the transaction.

The remarketing is being conducted on behalf of debenture holders and Solectron will not receive any of the proceeds. Proceeds from the remarketed debentures will be used to purchase U.S. Treasury securities that will be pledged to secure the stock purchase obligations of the holders of the Equity Security Units. The U.S. Treasury securities will be held by the collateral agent, U.S. Bank National Association. In November 2004, Solectron will receive approximately $64.3 million from the collateral agent and will issue common stock under the forward stock purchase contracts, which will complete the company's equity obligations under the original Equity Security Units.

This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of the debentures or any other security. Any offers will be made solely by means of a remarketing prospectus supplement and accompanying prospectus supplement and prospectus filed with the Securities and Exchange Commission. Copies of the remarketing prospectus supplement and the accompanying prospectus supplement and prospectus, when available, may be obtained from Banc


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of America Securities LLC, 9 West 57th Street, Floor 2M, New York, NY 10019 or
(212) 583-8352, attn: High Yield Syndicate Desk.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support.

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ANALYST CONTACTS:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

MEDIA CONTACT:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com